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September 29, 1998


Colorado MEDtech, Inc.
6175 Longbow Drive
Boulder, CO 80301

Ladies and Gentlemen:

We have acted as counsel to Colorado MEDtech, Inc. (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") registering under the Securities Act of 1933, as amended, an aggregate of 3,781,756 shares (the "Shares") of no par common stock of the Company ("Common Stock"), consisting of 3,500,000 shares of presently issued and outstanding shares of Common Stock and 281,756 shares underlying options to purchase Common Stock ("Options"). As such, we have examined the Registration Statement, the Company's Articles of Incorporation and Bylaws (each as amended), and minutes of meetings of the Company's Board of Directors.

Based upon the foregoing, and assuming that the Shares will be issued and sold in accordance with the Registration Statement at a time when effective, we are of the opinion that, upon issuance of the Shares and receipt of the consideration to be paid for the Shares, as applicable, the shares of Common Stock and the shares of Common Stock to be issued upon the exercise of the Options in accordance with their terms at a time when the Registration Statement is effective will be validly issued, fully paid and non-assessable securities of the Company.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Prospectus which is made a part of the Registration Statement.

Sincerely,

/s/ Chrisman, Bynum & Johnson, P.C.

CHRISMAN, BYNUM & JOHNSON, P.C.